UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 14, 2019

Karyopharm Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36167	26-3931704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Wells Avenue, 2nd Floor Newton, Massachusetts	02459
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 658-0600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	KPTI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On September 14, 2019, Karyopharm Therapeutics Inc. (the “Company”) entered into a Revenue Interest Financing Agreement (the “Agreement”) with HealthCare Royalty Partners III, L.P. and HealthCare Royalty Partners IV, L.P (the “Investors”), affiliates of HealthCare Royalty Management, LLC, as agent for the Investors (the “Investor Representative”). Pursuant to the Agreement, the Investors will pay, subject to customary closing conditions, $75.0 million (the “First Investment Amount”), less certain transaction expenses, to the Company at the initial closing, which is expected to occur on September 27, 2019. The Company will also be entitled to receive an additional $75.0 million (the “Second Investment Amount”, and together with the First Investment Amount, the “Investment Amount”) upon the achievement of future regulatory and commercial milestones and subject to the approval of both parties and customary closing conditions.

As consideration for such payments, the Investors will receive payments equal to a percentage (the “Applicable Tiered Percentage”) of net revenues of XPOVIOTM (selinexor) and any other future products of the Company, including worldwide net product sales and upfront payments, milestones and royalties (the “Revenue Interests”). The Applicable Tiered Percentage will initially be 7% on portions of annual net revenues up to $250 million, 2.625% on portions of annual net revenues between $250 million and $500 million and 1% on portions of annual net revenues exceeding $500 million. The Applicable Tiered Percentage is also subject to reduction in the future if a target based on cumulative U.S. net sales is met. If the Investors have not received 0.65x of the Investment Amount by December 31, 2022 or 1.00x of the Investment Amount by December 31, 2024, the Company must make a cash payment sufficient to gross the Investors up to such minimum amounts. The Investors’ rights to receive the Revenue Interests shall terminate on the date on which the Investors have received payments of 185% of the Investment Amount (the “Hard Cap”), unless the Agreement is earlier terminated. If the Investors have not received payments equal to the Hard Cap by the twelve-year anniversary of the initial closing date, the Company shall pay an amount equal to the Investment Amount plus a specific annual rate of return less payments previously received. The net revenue thresholds described above are not to be interpreted as financial guidance or projections for future net revenues of the Company.

The Agreement includes customary events of default upon the occurrence of enumerated events, including non-payment of Revenue Interests, failure to perform certain covenants and the occurrence of insolvency proceedings, certain judgments, certain cross-defaults or certain revocations, withdrawals or cancellations of regulatory approval for selinexor. Upon the occurrence of an event of default, the Investors may accelerate payments due under the Agreement up to the Hard Cap. Upon the occurrence of certain material adverse events or the material breach of certain representations and warranties, which will not be considered events of default, the Investors may elect to terminate the Agreement and require the Company to make payments necessary for the Investors to receive the Investment Amount plus a specified annual rate of return. The Company’s obligations under the Agreement will be secured by a first priority perfected security interest in all present and future assets of the Company and its subsidiaries relating to selinexor.

In addition, the Agreement contains various representations and warranties, information rights, non-financial covenants, indemnification obligations and other provisions that are customary for a transaction of this nature. The closing of the transaction contemplated by the Agreement is subject to certain conditions that are customary for a transaction of this nature.

The Company expects to file the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2019. The foregoing description of the Agreement is qualified in its entirety by reference to the text of the Agreement when filed.

A copy of the Company’s press release announcing the entry into the Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press release issued by Karyopharm Therapeutics Inc. on September 16, 2019

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARYOPHARM THERAPEUTICS INC.

Date: September 16, 2019	By:	/s/ Christopher B. Primiano
Christopher B. Primiano
Executive Vice President, Chief Business Officer, General Counsel and Secretary